Exhibit 99.1

A. O. Smith second quarter sales, earnings increase driven by Lochinvar acquisition and strong organic China growth

Milwaukee, Wis.— July 18, 2012—A. O. Smith Corporation (NYSE:AOS), a leading water technology company, today announced second quarter net earnings of $35.0 million or $.75 per share, compared with $28.6 million or $.62 per share from continuing operations in the prior year’s second quarter on a 19 percent increase in revenue.

Second quarter 2011 earnings from continuing operations included several non-operating items resulting in a net pre-tax gain of $8.3 million, or $.11 per share. Excluding these items from 2011 results, second quarter 2012 earnings per share from continuing operations increased 47 percent over the same period last year.

Revenues for the quarter ending June 30 increased $78.9 million to $484.2 million. Growth was driven by contributions from Lochinvar, which was acquired in August 2011, double digit growth of A. O. Smith branded sales in China and higher U.S. residential and commercial volumes ahead of a previously announced price increase effective in June.

“Our business in China continued to grow at the pace we expected this year,” commented Paul W. Jones, chairman and chief executive officer. “Our success is driven by a number of factors, many of which are unique to our consumer-oriented business in China. Our retail expansion in China is on track to add approximately 800 outlets in 2012 which will bring the total to 6,200 outlets by the end of this year. A second factor is our highly recognizable, premium brand, 15 years in the making, which continued to grow share. Finally, our relatively new gas tankless products have grown more rapidly than the overall China business,” elaborated Jones.

North America

Sales of the North America segment, which includes the U. S. and Canada water heater and boiler businesses, increased $62.3 million to $365.9 million in the second quarter of 2012. Sales of Lochinvar contributed $52.7 million to revenues. In addition, higher volumes of U. S. residential and commercial water heaters in anticipation of a June price increase were partially offset by lower sales of tankless products in the U. S. and water heaters in Canada.

Operating earnings for the segment of $51.2 million were approximately $12.9 million higher than the 2011 second quarter, which included a net gain of $3.0 million related to a settlement with a component supplier offset in part by an increase to the warranty reserve. Lochinvar contributed $10.4 million to 2012 quarterly earnings, and higher volumes due to the pre-buy ahead of the June price increase also contributed to the improved earnings performance in the quarter. As a result of Lochinvar’s performance and higher water heater volumes, second quarter operating margin of 14.0 percent improved significantly compared with the second quarter 2011 operating margin of 11.6 percent, which excludes the one-time net gain.

Rest of World

Second quarter sales of this segment, which includes the China, India, and Europe water heating businesses and the water treatment business in China, increased $16.7 million to $127.2 million, driven by a 17 percent increase in sales of A. O. Smith-branded products in China. The company’s business in China continued to benefit from the demographic trends of a growing middle class and the further urbanization of the China population.

Operating earnings of $12.3 million increased 12 percent over the prior year’s second quarter due to earnings growth in China which was partially offset by larger losses than last year in India due to higher costs related to brand building and product introductions in the region and the weaker rupee. As a result, second quarter operating margin of 9.7 percent was slightly lower than last year’s operating margin of 10.0 percent.

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Share Repurchase, Leverage and Cash

Consistent with the company’s stated strategy to buyback shares to offset the impact from equity awards used in its long-term incentive compensation programs as well as opportunistic purchases, A. O. Smith repurchased approximately 218,000 shares in the second quarter at an average price of $44.51 per share for a total cost of $9.7 million. A total of approximately 670,000 shares remain on the share repurchase authorization ratified by the company’s Board of Directors in December 2010.

Long-term debt totaled $284.6 million at the end of June, resulting in leverage of 20 percent, measured by the ratio of total debt to total capital. Cash and investments, located largely outside of the United States, totaled $439.7 million at the end of the 2012 second quarter.

In the second quarter, the company announced a 25 percent increase to its quarterly dividend on its Common stock and Class A Common stock. The increase results in a quarterly dividend of $.20 per share.

Outlook for 2012

“Thanks to our stable replacement water heater business in North America and our strong international performance, A. O. Smith continues to perform well in a less-than-ideal economy,” Jones observed. “We expect Lochinvar’s sales will grow over 10 percent this year, as customers continue to upgrade to Lochinvar’s market-leading, high-efficiency condensing product lines.”

“We anticipate the pre-buy we experienced in the second quarter will result in lower U.S. residential and commercial volumes in the third quarter, which historically is also our lightest quarter for U. S. water heater volumes. However, we continue to expect U.S. volumes this year will be similar to last year. Due to the historically seasonally strong second half of the year which we expect from Lochinvar’s boilers for space heating, we will raise the bottom of our estimate of 2012 earnings to a range of $2.80 to $2.90 per share,” Jones continued. “This range does not include the potential impact from any future acquisitions or the first quarter gain from the sale of our RBC shares. Our acquisition pipeline remains active, and we will continue to employ the disciplined approach to identifying candidates that meet our strategic criteria and add value for our shareholders.”

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning.

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These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: difficulties in achieving the disclosed accretion from the Lochinvar acquisition, cost synergies and/or global expansion opportunities related to the acquisition; weakening in the high efficiency boiler segment in the United States; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s replacement markets; further weakening in U. S. residential or commercial construction; timing of any recoveries in U. S. residential or commercial construction; a slowdown in the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, offering a comprehensive line featuring the best-known brands in North America and China, as well as water purification products for residential and light commercial applications. A. O. Smith, headquartered in Milwaukee, Wis., employs approximately 10,500 people at operations in the U. S., Canada, Mexico, India, China, and the Netherlands.

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A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended		Six Months ended
	June 30		June 30
	2012	2011	2012	2011
Net sales	$484.2	$405.3	$952.8	$822.7
Cost of products sold	323.7	293.4	643.2	583.8

Gross profit	160.5	111.9	309.6	238.9

Selling, general and administrative	108.9	85.1	214.2	174.4
Restructuring, impairment and settlement income, net	—	(11.2)	—	(11.2)
Interest expense	2.2	2.1	5.2	3.9
Other income	(1.2)	(5.1)	(30.3)	(2.9)

	50.6	41.0	120.5	74.7
Provision for income taxes	15.6	12.4	38.0	21.9

Earnings from continuing operations	35.0	28.6	82.5	52.8

Earnings from discontinued EPC operations, net of tax	—	21.7	—	38.5

Net earnings	35.0	50.3	82.5	91.3

Diluted earnings per share of common stock
Continuing operations	$0.75	$0.62	$1.77	$1.13
Discontinued operations	—	0.46	—	0.83

Net	$0.75	$1.08	$1.77	$1.96

Average common shares outstanding (000’s omitted)	46,574	46,646	46,531	46,594

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	June 30	December 31
	2012	2011
ASSETS:

Cash and cash equivalents	$259.6	$463.4
Marketable securities	180.1	—
Receivables	382.7	368.4
Inventories	177.0	168.4
Deferred income taxes	31.3	24.6
Investments	—	162.4
Other current assets	23.1	21.5

Total Current Assets	1,053.8	1,208.7

Net property, plant and equipment	325.3	315.3
Goodwill and other intangibles	779.5	786.5
Other assets	33.0	38.5

Total Assets	$2,191.6	$2,349.0

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$278.1	$302.5
Accrued payroll and benefits	39.4	41.9
Accrued liabilities	68.8	69.6
Income taxes	6.4	4.5
Product warranties	43.7	43.7
Long-term debt due within one year	18.6	18.6
Current liabilities - discontinued EPC operations	4.4	31.5

Total Current Liabilities	459.4	512.3

Long-term debt	266.0	443.0
Pension liabilities	145.3	139.5
Other liabilities	153.9	159.7
Long-term liabilities - discontinued EPC operations	9.2	8.7
Stockholders’ equity	1,157.8	1,085.8

Total Liabilities and Stockholders’ Equity	$2,191.6	$2,349.0

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Six Months ended June 30
	2012	2011
Operating Activities
Net earnings	$82.5	$91.3
Less earnings from discontinued operations	—	(38.5)

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	26.5	21.8
Loss on disposal of assets	0.5	0.3
Gain on investments	(27.2)	—
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(56.6)	(85.2)
Noncurrent assets and liabilities	4.5	(94.5)

Cash Provided by (Used in) Operating Activities - continuing operations	30.2	(104.8)
Cash (Used in) Provided by Operating Activities - discontinued operations	(26.6)	17.6

Cash Provided by (Used in) Operating Activities	3.6	(87.2)

Investing Activities
Capital expenditures	(30.3)	(24.3)
Investment in marketable securities	(180.1)	—
Net proceeds from sale of securities	192.6	—

Cash Used in Investing Activities - continuing operations	(17.8)	(24.3)
Cash Used in Investing Activities - discontinued operations	—	(1.7)

Cash Used in Investing Activities	(17.8)	(26.0)

Financing Activities
Long-term debt (retired) incurred	(177.1)	112.6
Common stock repurchase	(9.7)	(5.7)
Net proceeds from stock option activity	12.0	8.5
Dividends paid	(14.8)	(12.9)

Cash (Used in) Provided by Financing Activities - continuing operations	(189.6)	102.5
Cash Provided by Financing Activities - discontinued operations	—	—

Cash (Used in) Provided by Financing Activities	(189.6)	102.5

Net decrease in cash and cash equivalents	(203.8)	(10.7)
Cash and cash equivalents - beginning of period	463.4	118.9

Cash and Cash Equivalents - End of Period	$259.6	$108.2

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Net sales
North America	$365.9	$303.6	$719.2	$625.3
Rest of World	127.2	110.5	251.5	215.6
Inter-segment sales	(8.9)	(8.8)	(17.9)	(18.2)

	$484.2	$405.3	$952.8	$822.7

Earnings
North America (1)(2)	$51.2	$38.3	$93.4	$76.5
Rest of World	12.3	11.0	26.5	21.8

	63.5	49.3	119.9	98.3

Corporate income (expense) (3)	(10.7)	(6.2)	5.8	(19.7)
Interest expense	(2.2)	(2.1)	(5.2)	(3.9)

Earnings before income taxes	50.6	41.0	120.5	74.7

Tax provision	15.6	12.4	38.0	21.9

Earnings from continuing operations	$35.0	$28.6	$82.5	$52.8

(1) includes settlement income of:	$—	$11.2	$—	$11.2

(2) includes Canadian warranty expense of:	$—	$8.2	$—	$8.2

(3) includes net gain on investments of:	$—	$5.3	$27.2	$3.7